Exhibit 10.1

November 1, 2007

PRIVATE AND CONFIDENTIAL

Mr. Julian Cusack
c/o Aspen Insurance Limited
Maxwell Roberts Building
1 Church Street
Hamilton HM 11

Dear Julian,

RE: Amended Statement of Employment — Housing Allowance

Following approval by the Compensation Committee, I am pleased to confirm that your housing allowance will be reinstated to $15,000.00 per month with effect from today, November 1, 2007, and will be reflected in the next payroll.

All other terms and conditions contained in your employment agreements/contracts remain the same.

To confirm your agreement to these terms and conditions please sign below and return one copy to Tracy Berkeley.

Kind regards,

/s/ Chris Woodman

Chris Woodman
Group Head of Human Resources

I acknowledge receipt of this letter and agree to its terms as noted above.

Signed:	/s/ Julian Cusack	Date: 1 November 2007
Julian Cusack